Exhibit 35

SERVICER’S ANNUAL CERTIFICATION

MECHANICS BANK

PURSUANT TO SECTION 4.10 OF THE SALE AND SERVICING AGREEMENT

This Servicer’s Annual Certification is delivered pursuant to a sale and servicing agreement dated as of December 1, 2014 (the “Sale and Servicing Agreement”) by and among, California Republic Auto Receivables Trust 2014-4, California Republic Funding, LLC, Mechanics Bank, as Seller, Servicer, Administrator, Calculation Agent and Custodian (in such capacity, the “Servicer”), Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”) and CSC Logic, Inc. (the “Backup Servicer”). All capitalized terms used but not defined herein shall have the meaning assigned thereto in Appendix A to the Sale and Servicing Agreement.

The undersigned, a Responsible Officer of the Servicer, hereby certifies that:

1.        A review of the activities of the Servicer and of the performance of its obligations under the Sale and Servicing Agreement during the period from January 1, 2017 to and including December 31, 2017 (the “Review Period”) was conducted under my supervision.

2.        To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout the Review Period.

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IN WITNESS WHEREOF, the undersigned, in my capacity as specified below, has caused this certificate to be executed as of the date indicated below.

Dated: March 29, 2018	/s/ Nathan J. Duda
Nathan J. Duda
Chief Financial Officer